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                           EXHIBIT 99(c)
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                      TOM GREEN NATIONAL BANK
                  A NATIONAL BANKING ASSOCIATION



             NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                TO BE HELD ON --------------, 1996

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     The Special Meeting of Shareholders (the "Special Meeting")
of Tom Green National Bank ("Tom Green National") will be held on ---------------, 1996, at 10:00 a.m., local time, at the offices of Tom Green National, 2302 Pulliam Street, San Angelo, Texas 76903, for the purpose of considering and voting upon a proposal to approve and adopt the Agreement and Plan of Merger dated August 29, 1995, attached as Appendix A to the accompanying Proxy Statement/Prospectus, providing for the merger of Tom Green National with and into Boatmen's First National Bank of Amarillo, a national banking association and second-tier subsidiary of Boatmen's Bancshares, Inc.

     Only the holders of common stock of Tom Green National of record at the close of business on -----------------, 1996 are entitled to notice of and to vote at the Special Meeting or at any adjournments or postponements thereof.

     EACH SHAREHOLDER IS URGED TO COMPLETE AND RETURN PROMPTLY THE ACCOMPANYING PROXY WHETHER OR NOT HE OR SHE PLANS TO ATTEND THE SPECIAL MEETING. The prompt return of your signed proxy will help assure a quorum and aid Tom Green National in reducing the expense of additional proxy solicitation. The giving of such proxy does not affect your right to vote in person in the event you attend the Special Meeting.

                         By Order of the Board of Directors



                         Cashier

San Angelo, Texas

-----------------, 1996

TOM GREEN NATIONAL SHAREHOLDERS SHOULD NOT SEND IN THEIR STOCK
CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM
AND INSTRUCTIONS FOR SUBMITTING SUCH CERTIFICATES.